Exhibit 3.54.1

CERTIFICATE OF CONVERSION

OF

BROOKDALE HOLDINGS, INC.
(a Delaware corporation)

INTO

BROOKDALE HOLDINGS, LLC
(a Delaware limited liability company)

Pursuant to Section 266 of the Delaware General Corporation Law (“DGCL”) and
Section 18-214 of the Delaware Limited Liability Company Act (“DLLCA”)

Brookdale Holdings, Inc., a Delaware corporation (the “Corporation”), desires to convert into Brookdale Holdings, LLC, a Delaware limited liability company (the “Company”) , pursuant to Section 266 of the DGCL and Section 18-214 of the DLLCA (the “Conversion”), and the undersigned hereby certify as follows:

FIRST:  The name of the Corporation is “Brookdale Holdings, Inc.”  The name under which the Corporation was originally incorporated is “Brookdale Holdings, Inc.”

SECOND:  The Corporation’s Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 10, 1997.

THIRD:  The name of the limited liability company into which the Corporation shall be converted is “Brookdale Holdings, LLC”, which such name shall be set forth in the Company’s Certificate of Formation to be filed with the Secretary of Stale of the State of Delaware in accordance with Section 18-214(b) of the DLLCA.

FOURTH:  The Conversion has been approved in accordance with the provisions pf Section 266 of the DGCL.

(signature page follows)

IN WITNESS WHEREOF, the undersigned have caused this Certificate of Conversion to be executed this 19th day of October, 2004.

BROOKDALE HOLDINGS, INC.

By:	/s/ Saul A. Behar
	Name:	Saul A. Behar
	Title:	Senior Vice President and Secretary

/s/ Saul A. Behar
Saul A. Behar
Authorized Person